EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors and Stockholders
Nuevo Energy Company:

     We consent to incorporation by reference in the registration statements (Nos. 33-43329, 33-70108, 333-21063, 333-51211, 333-51217,
333-51231, 333-70780, 333-100924, 333-85470, and 333-87899) on Form S-8, registration statements (Nos. 333-70774, 333-16231, and 333-101247) on Form S-3, and registration statement (No. 333-46580) on Form S-3/A, of Nuevo Energy Company of our report dated March 5, 2004, relating to the consolidated balance sheets of Nuevo Energy Company and subsidiaries as of December 31, 2003 and 2002 and the related consolidated statements of income, stockholders’ equity, cash flows and comprehensive income for each of the years in the three-year period ended December 31, 2003, and the related financial statement schedule, which reports appear in the December 31, 2003 annual report on Form 10-K of Nuevo Energy Company.

     Our report dated March 5, 2004, contains an explanatory paragraph that states that the Company changed its method of accounting for derivative instruments effective January 1, 2001, its method of accounting for asset retirement obligations effective January 1, 2003, and its method of accounting for certain convertible subordinated debentures effective December 31, 2003.

KPMG LLP

Houston, Texas
March 5, 2004